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                                                                    Exhibit 99.1


           NABORS RECEIVES ADDITIONAL $140 MILLION PROCEEDS FROM PRIOR
                             CONVERTIBLE PLACEMENT

HOUSTON TEXAS, MARCH 9, 2001, Nabors Industries Inc. today announced that the initial purchaser of its January 31, 2001 offering of 20-year Zero Coupon Senior Convertible Debentures exercised the option to purchase additional debentures. Nabors will realize approximately $140 million in net proceeds from this purchase. The terms of this purchase are identical to the original issue with the issue price representing a yield-to-maturity of 2.5%. The debentures are convertible into common stock at a fixed ratio of 7.0745 shares per $1,000 face value. The debentures can be put to the company on the fifth, tenth and fifteenth anniversaries of the issue date at the issue price plus the accrued original issue discount and can be paid in cash or stock at Nabors' option. The bonds are callable by Nabors any time after the fifth anniversary of the issue at the issue price plus accrued original issue discount. The price of the debentures on the fifth anniversary, when they can first be put by the holder or called by the company, will be $688.89, which is equivalent to a stock price of $97.38.

The debentures and the shares of common stock into which they would be convertible have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Statements in this release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, statements regarding the timing of and conditions to closing and the amount and use of proceeds. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

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Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 6363.




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